Exhibit 99.2

Orchestra BioMed™ Announces Strategic Collaboration, Closing of $110 Million Private Equity Financing and Plans to List on Nasdaq Through Merger with Health Sciences Acquisitions Corporation 2

Strategic collaboration with Medtronic to develop BackBeat Cardiac Neuromodulation Therapy™ as potential integrated hypertension treatment for cardiac pacemaker patients

Investors in $110 million Series D financing include Medtronic and Terumo as well as lead investor RTW Investments and founding investor Perceptive Advisors

Business combination with Health Sciences Acquisitions Corporation 2 (Nasdaq: HSAQ) (the “Business Combination”); upon closing, the common stock of the combined company is expected to be listed on Nasdaq under the ticker symbol “OBIO”; Business Combination is supported by $20 million in total forward purchase agreements and an up to $50 million backstop agreement

Business Combination and completed private equity financing are structured to ensure total gross proceeds of a minimum of $180 million, which is expected to fund the combined company into 2026 based on current plans and estimates

NEW HOPE, PA; NEW YORK, NY – July 5, 2022 – Orchestra BioMed™, Inc. (“Orchestra BioMed”), a biomedical company accelerating high-impact technologies to patients through risk-reward sharing partnerships, and Health Sciences Acquisitions Corporation 2 (“HSAC2”) today announced multiple significant transactions including:

•
A global strategic collaboration between Orchestra BioMed and Medtronic to develop Orchestra BioMed BackBeat Cardiac Neuromodulation Therapy™ (CNT™) as a potential treatment for hypertension in patients who are indicated for a cardiac pacemaker.

•
The closing of Orchestra BioMed’s $110 million Series D financing, including investments by Medtronic, funds managed by RTW Investments, LP (“RTW”), Perceptive Advisors, Terumo Corporation (“Terumo”), SternAegis Ventures and other investors. The Series D financing was not contingent on the consummation of the Business Combination.

•
A definitive Business Combination agreement between Orchestra BioMed and HSAC2, which is structured to provide a minimum of $70 million in gross proceeds to the combined company at closing, and up to $160 million in the event of no redemptions by HSAC2 shareholders. The Business Combination agreement includes $20 million in total forward purchase agreements from Medtronic and RTW (an affiliate of HSAC2’s sponsor and a leading life sciences investment firm), as well as an up to $50 million trust backstop agreement with RTW. The combined company is expected to have a fully diluted pro forma market cap of $407 million assuming no redemptions and $317 million assuming the minimum gross cash condition is met. The combined company’s pro forma fully diluted enterprise value is expected to be $158 million. Upon closing of the transaction, the combined company will be named Orchestra BioMed Holdings, Inc. (“Orchestra BioMed Holdings” or the “Company”) and will be led by David Hochman, Chairman, Chief Executive Officer, and Co-founder of Orchestra BioMed. The common stock of the combined company will be listed on Nasdaq under the ticker symbol “OBIO”.

•
On a pro forma basis, Orchestra BioMed Holdings is expected to receive a minimum of $180 million in gross proceeds from the Business Combination and Series D financing. Assuming the minimum pro forma cash balance, the combined company is expected to have sufficient capital to fund operations into 2026 based on current plans and estimates.

“These significant transactions further validate the potential of Orchestra BioMed’s flagship development programs and our novel partnership-enabled business model. As the global leader in advanced cardiac pacing therapies, Medtronic is the ideal company to help us develop BackBeat CNT for the treatment of hypertension, which is remarkably common and drives significant health risk in the pacemaker population,” said David Hochman, Chairman, CEO and Co-Founder of Orchestra BioMed. “This new collaboration along with our established strategic partnership with Terumo for the development and commercialization of Virtue® Sirolimus AngioInfusion™ Balloon (SAB) for the treatment of artery disease exemplify our commitment to developing potential high-impact medical innovations with global medical technology leaders. The capital proceeds from our Series D financing and planned Business Combination provide Orchestra BioMed with a substantial financial runway and position us to achieve major milestones.”

“RTW is proud to lead these transactions, which we believe will enable Orchestra BioMed to further advance its BackBeat CNT and Virtue SAB programs. A recent double-blind, randomized pilot study published in the Journal of the American Heart Association (JAHA)1 showed that BackBeat CNT drove statistically significant and clinically meaningful reductions in blood pressure in its target patient population. These data support Orchestra BioMed’s plans to further investigate the potential for this therapy via a global pivotal study in collaboration with Medtronic,” said Roderick Wong, M.D., Managing Partner and Chief Investment Officer of RTW Investments, LP. “With two partnered programs expected to commence pivotal trials in 2023, we believe Orchestra BioMed is poised for success.”

About BackBeat CNT and the Strategic Collaboration with Medtronic

BackBeat CNT is an investigational bioelectronic treatment designed to lower blood pressure. It is compatible with standard pacemakers and has been evaluated in pilot studies in patients with hypertension who also are indicated for pacemakers. It is estimated that more than 70% of the approximately 1.1 million people globally who are implanted with cardiac pacemakers each year are also diagnosed with hypertension2.

The recent peer-reviewed, double-blind, randomized pilot study, MODERATO II, showed that patients treated with the BackBeat CNT experienced net reductions of 8.1 mmHg in 24-hour ambulatory systolic blood pressure (aSBP) and 12.3 mmHg in office systolic blood pressure (oSBP) when compared to control patients at six months. Orchestra BioMed plans to conduct a global pivotal trial to further evaluate the safety and efficacy of the BackBeat CNT in lowering blood pressure in a similar target population of patients who have been indicated for, and recently received, a cardiac pacemaker implant. The strategic collaboration with Medtronic will provide Orchestra BioMed with development, clinical, and regulatory support for this planned multi-national study. Upon regulatory approval, Medtronic will have the global rights to commercialize BackBeat CNT-enabled pacing systems for this target population. Orchestra BioMed will share in the revenues generated from Medtronic sales of the BackBeat CNT-enabled pacing systems.

About Virtue SAB and the Strategic Collaboration with Terumo

Virtue SAB is a patented drug/device combination product candidate in development for the treatment of certain forms of artery disease that is designed to deliver a proprietary, investigational, extended-release formulation of sirolimus, SirolimusEFR™, to the vessel wall during balloon angioplasty without any coating on the balloon surface or the need to leave a stent or other permanent implant in the artery. Virtue SAB demonstrated positive three-year clinical data in coronary in-stent restenosis (ISR) in the SABRE trial, a multi-center prospective, independent core lab-adjudicated clinical trial of 50 patients conducted in Europe. Virtue SAB has been granted Breakthrough Device designation by the U.S. Food and Drug Administration (“FDA”) for specific indications relating to coronary ISR, coronary small vessel disease and peripheral artery disease below-the-knee.

Under the terms of their collaboration agreement, Orchestra BioMed and Terumo plan to execute a global clinical program in an effort to gain regulatory approval for commercial sale of Virtue SAB in multiple markets and indications. Terumo made an upfront payment of $30 million to Orchestra BioMed and Terumo will potentially make additional future clinical and regulatory milestone payments. Orchestra BioMed will share meaningfully in future commercial revenues of Virtue SAB through royalties and per unit payments as the exclusive supplier of SirolimusEFR. Orchestra BioMed retains the rights to develop and license SirolimusEFR and other technologies used in Virtue SAB for clinical applications outside of coronary and peripheral vascular interventions.

1 Z. Kalarus, et.al. Pacemaker-Based Cardiac Neuromodulation Therapy in Patients with Hypertension: A Pilot Study. J Am Heart Assoc. 2021;10: e020492. DOI: 10.1161/JAHA.120.020492
2 Company estimates based on published sources, including National Inpatient Survey (NIS) and National Health and Nutrition Examination Survey (NHANES)

About the Series D Financing

Gross proceeds from Orchestra BioMed’s completed Series D financing totaled $110 million, including a $40 million investment from Medtronic, a $20 million investment from RTW, and investments from other existing shareholders of Orchestra BioMed including Perceptive Advisors, Terumo Corporation, SternAegis Ventures and others. The Series D financing was not contingent on the consummation of the Business Combination.

Orchestra BioMed, subject to certain conditions, has further access to up to $40 million in term debt from the Avenue Venture Opportunities Fund, an affiliate of the Avenue Capital Group.

About the Business Combination

The Business Combination is expected to close in the fourth quarter of 2022. With the Series D financing proceeds already received by Orchestra BioMed, upon closing of the Business Combination, Orchestra BioMed Holdings expects to have sufficient cash to fund business operations into 2026 based on current plans and estimates. Funding will be used to support Orchestra BioMed Holdings’ business operations including planned pivotal trials for BackBeat CNT and Virtue SAB, which are scheduled to initiate in 2023. The Company also plans to identify additional promising therapeutic device innovations for potential strategic addition(s) to the Company’s product development pipeline that can be optimized using its partnership-based business model.

To ensure there is a minimum of $70 million in the HSAC2 trust account at the time of closing to fund the Company, Medtronic and RTW are each committing $10 million to the trust account through support agreements, and RTW is providing up to $50 million to backstop potential redemptions. Assuming no redemptions are made, an additional $90 million may be available from HSAC2’s trust account, providing maximum gross proceeds from the Business Combination and Series D transactions of $270 million to help fund the business.

The boards of directors of both HSAC2 and Orchestra BioMed have unanimously approved the proposed transaction, which is subject to approval by HSAC2 and Orchestra BioMed’s stockholders and the satisfaction or waiver of certain other customary closing conditions.

Upon closing, HSAC2’s current board of directors will resign and be replaced by Orchestra BioMed’s current board of directors.

The description of the Business Combination contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the Business Combination, a copy of which will be filed by HSAC2 with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8‑K, which can be accessed through the SEC’s website at www.sec.gov.

Advisors

Jefferies LLC and Piper Sandler & Co. acted as Joint Lead Placement Agents for the Series D Financing and Aegis Capital acted as Selling Agent. Jefferies LLC is acting as lead financial advisor and a capital markets advisor to Orchestra BioMed in relation to the proposed Business Combination. Piper Sandler & Co. acted as strategic advisor to Orchestra BioMed with respect to the strategic collaboration with Medtronic and is acting as a capital markets advisor to Orchestra BioMed in relation to the proposed Business Combination.

Chardan Capital Markets LLC and Barclays Capital Inc. are serving as financial and capital markets advisors to HSAC2 in relation to the proposed Business Combination.

Paul Hastings LLP is serving as legal counsel for Orchestra BioMed. Loeb & Loeb LLP is serving as legal counsel for HSAC2.

About Orchestra BioMed

Orchestra BioMed is a biomedical company with a business model designed to accelerate high-impact technologies to patients through risk-reward sharing partnerships. Orchestra BioMed’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra BioMed’s flagship product candidates include BackBeat Cardiac Neuromodulation Therapy™ for the treatment of hypertension, the leading risk factor for death worldwide, and Virtue® Sirolimus AngioInfusion™ Balloon (SAB) for the treatment of certain forms of artery disease, the leading cause of mortality worldwide. Orchestra BioMed has a strategic collaboration with Medtronic, one of the largest medical device companies in the world, for development and commercialization of BackBeat CNT for the treatment of hypertension in pacemaker-indicated patients, and a strategic partnership with Terumo Corporation, a global leader in medical technology, for development and commercialization of Virtue SAB for the treatment of artery disease. Orchestra BioMed has additional product candidates and plans to potentially expand its product pipeline through acquisitions, strategic collaborations, licensing, and organic development.

About HSAC2

Health Sciences Acquisitions Corporation 2 is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The sponsor of HSAC2 is HSAC 2 Holdings, LLC, an affiliate of RTW Investments, LP.

About RTW Investments, LP

RTW Investments, LP is a New York-based, global, full life-cycle investment firm that focuses on identifying transformational and disruptive innovations across the biopharmaceutical and medical technologies sectors. As a leading partner of industry and academia, RTW combines deep scientific expertise with a solution-oriented investment approach to advance emerging medical therapies by building and supporting the companies and/or academics developing them. For further information about RTW, please visit www.RTWfunds.com.

Important Information and Where to Find It

In connection with the transaction described herein, HSAC2 intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus. Promptly after the registration statement is declared effective by the SEC, HSAC2 will mail the definitive proxy statement/prospectus and a proxy card to each shareholder of HSAC2 as of a record date for the meeting of HSAC2 shareholders to be established for voting on the proposed Business Combination. Before making any voting decision, investors and security holders of HSAC2 are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that HSAC2 has filed or will file with the SEC when they become available because they will contain important information about HSAC2, the Company, and the transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction (when they become available), and any other documents filed by HSAC2 with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). The documents filed by HSAC2 with the SEC also may be obtained free of charge upon written request to Health Sciences Acquisitions Corporation 2, 40 10th Avenue, Floor 7, New York, NY 10014.

Participants in the Solicitation

HSAC2 and Orchestra BioMed and their respective directors and executive officers, under SEC rules, may be deemed participants in the solicitation of proxies of HSAC2’s shareholders in connection with the proposed Business Combination. HSAC2’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of HSAC2 and a description of their interests in HSAC2 in HSAC2’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022. Additional information regarding the interests of each of HSAC2’s and Orchestra BioMed’s directors and executive officers in the proposed Business Combination will be available in the definitive proxy statement/prospectus when it becomes available.

No Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy, or a recommendation to purchase any securities of HSAC2 (or of the combined company) or Orchestra BioMed, nor shall there be any sale of any such securities, investments or other specific product in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

References to Websites in this Press Release

The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “aims,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “would,” “plan,” “future,” “scheduled” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the expected timing of the closing of the Business Combination, other statements regarding the Business Combination’s effects, prospective performance, future plans, events, expectations, performance, objectives, estimates and forecasts of performance metrics, market capitalization and enterprise value, projections of market opportunity, the outlook for Orchestra BioMed’s or the Company’s business, the commercialization plans for Orchestra BioMed’s or the Company’s products, financial needs, anticipated timing or impact of clinical trials or data, approvals relating to the Business Combination, the ability to complete the Business Combination considering the various closing conditions and the accuracy of assumptions underlying the foregoing. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of HSAC2’s and Orchestra BioMed’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of HSAC2 and Orchestra BioMed.

These forward-looking statements are subject to a number of risks and uncertainties, including the inability of the parties to successfully or timely consummate the Business Combination, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination, if not obtained; the failure to realize the anticipated benefits of the Business Combination; matters discovered by the parties as they complete their respective due diligence investigation of the other parties; the ability of the Company following the Business Combination to maintain the listing of its shares on Nasdaq; costs related to the Business Combination; future financial performance of the Company following the Business Combination; expectations regarding future expenditures of the Company following the Business Combination; the Company’s ability to execute its business plans and strategy; the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive merger agreement by the shareholders of HSAC2 and Orchestra BioMed; the satisfaction of the minimum cash requirements of the definitive merger agreement following any redemptions by HSAC2’s public shareholders; the risk that HSAC2’s shareholders will not approve the extension of the August 6, 2022 deadline to complete the Business Combination or that the Business Combination may not be completed by the extended deadline; the outcome of any legal proceedings that may be instituted against HSAC2 or the Company related to the Business Combination; the attraction and retention of qualified directors, officers, employees and key personnel of HSAC2 and Orchestra BioMed prior to the Business Combination, and the Company following the Business Combination; the Company’s ability to design, develop, manufacture and market innovative therapies to address cardiovascular disease and other significant medical conditions; the ability of the Company to partner with third parties for the development of its products and product candidates; the ability of the Company to achieve clinical and regulatory milestones pursuant to the Terumo partnership, the Medtronic collaboration and future partnerships; regulatory developments in the United States and foreign countries; the ability of the Company to compete effectively in a highly competitive market; the ability of the Company to ever achieve significant revenues or profitability; the Company’s ability to protect and enhance its corporate reputation, brand and intellectual property; the timing, costs, conduct, and outcome of clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; the timing and likelihood of regulatory filings and approvals for product candidates; whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; the potential market size and the size of the patient populations for product candidates, if approved for commercial use, and the market opportunities for product candidates; the ability to locate and acquire complementary products or product candidates and integrate those into the Company’s business; the uncertain effects of the COVID-19 pandemic and other global events; and those factors set forth in documents of HSAC2 filed, or to be filed, with SEC. The foregoing list of risks is not exhaustive.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that HSAC2 or Orchestra BioMed does not presently know or HSAC2 or Orchestra BioMed currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect HSAC2’s or Orchestra BioMed’s current expectations, plans and forecasts of future events and views as of the date of this press release. HSAC2 and Orchestra BioMed anticipate that subsequent events and developments will cause HSAC2’s or Orchestra BioMed’s assessments to change. However, while HSAC2 or Orchestra BioMed may elect to update these forward-looking statements at some point in the future, HSAC2 and Orchestra BioMed specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing HSAC2’s or Orchestra BioMed’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Orchestra BioMed Investor Contact:

Bob Yedid
LifeSci Advisors
(646) 597-6989
Bob@lifesciadvisors.com

Orchestra BioMed Media Contact:

Bill Berry
Berry & Company Public Relations LLC
(212) 253-8881
bberry@berrypr.com

RTW Investments and HSAC2 Media Contact:

Josh Baldwin
RTW Investments LP
(917) 209-9916
jjgb@rtwfunds.com